SPACEHAB, INCORPORATED

LOAN AGREEMENT

Dated as of February 11, 2005

$5,000,000.00

FIRST AMERICAN BANK

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Table of Contents

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Table of Contents

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LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”), dated as of February 11, 2005, is between SPACEHAB, INCORPORATED, a Washington corporation (the “Borrower”), and FIRST AMERICAN BANK, SSB, a statement savings bank organized under the laws of the State of Texas (the “Lender”).

R E C I T A L S:

The Borrower has requested the Lender to extend credit to the Borrower in the form described in this Agreement the Lender is willing to make such extensions of credit to the Borrower upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

I

Definitions

1.1 Definitions. As used in this Agreement, the capitalized terms shall have the meanings given such terms in Annex I (and as defined in any other Annex) to this Agreement, except as may be defined above. In the event of any conflict between a particular definition in Annex I and any other Annex, the definitions set forth in Annex I shall control unless the definition outside Annex I specifically states that it is intended to control over the equivalent Annex I definition. Any Annex page containing the words “NOT APPLICABLE” shall constitute the agreement of the Lender and the Borrower that the subject matter of such Annex is inapplicable and of no effect with respect to this Agreement.

II

Advances

2.1 Advances. Subject to the terms and conditions of this Agreement, the Lender agrees to make one or more revolving credit Advances to the Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Commitment, provided that the aggregate amount of all revolving credit Advances at any time outstanding shall not exceed the lesser of (a) the amount of the Commitment or (b) the Borrowing Base. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, and reborrow hereunder. The Lender shall be under no obligation to make an Advance hereunder any time Default exists.

2.2 The Revolving Credit Note. The obligation of the Borrower to repay the revolving credit Advances and interest thereon shall be evidenced by the Revolving Credit Note executed by the Borrower, payable to the order of the Lender, in the principal amount of the Commitment as originally in effect, and dated the date hereof.

2.3 Repayment of Advances. The Borrower shall repay the unpaid principal amount of all revolving credit Advances on the Termination Date.

2.4 Interest. The unpaid principal amount of the revolving credit Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate, or (b) the Applicable Rate. If at any time the rate of interest specified in clause (b) above shall exceed the Maximum Rate, thereby causing the interest accruing on the Advances to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Rate shall not reduce the rate of interest on the Advances below the Maximum Rate until the aggregate amount of interest accrued on the revolving credit Advances equals the aggregate amount of interest which would have accrued on the revolving credit Advances if the interest rate specified in clause (b) above had at all times been in effect. Accrued and unpaid interest on the revolving credit Advances shall be payable on each Payment Date and on the Termination Date. Notwithstanding the foregoing, any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by the Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Additionally, upon the occurrence of an Event of Default (and from the date of such occurrence) all outstanding and unpaid principal amounts of all of the Obligations shall, to the extent permitted by law, bear interest at the Default Rate until such time as the Lender shall waive in writing the application of the Default Rate to such Event of Default situation. Interest payable at the Default Rate shall be payable from time to time on demand.

2.5 Borrowing Procedure. The Borrower shall give the Lender notice of each such Advance by means of an Advance Request Form containing the information required therein and delivered (by hand or by mechanically confirmed facsimile) to the Lender no later than 1:00 p.m. (Texas time) on the day on which the Advance is desired to be funded. The Lender at its option may accept telephonic requests for Advances, provided that such acceptance shall not constitute a waiver of the Lender’s right to require delivery of an Advance Request Form in connection with subsequent revolving credit Advances. Any telephonic request for a revolving credit Advance by the Borrower shall be promptly confirmed by submission of a properly completed Advance Request Form to the Lender. Subject to the terms and conditions of this Agreement, each Advance shall be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower maintained with the Lender at the Principal Office designated by the Borrower.

2.6 Use of Proceeds. The proceeds of revolving credit Advances shall be used by the Borrower for working capital and/or capital expenditures incurred in the ordinary course of business.

2.7 Unused Facility Fee. The Borrower agrees to pay to the Lender an unused facility fee on the daily average unused amount of the Commitment for the period from and including the date of this Agreement to and including the Termination Date, at the rate of one half of one percent (.50%) per annum based on a 360-day year and the actual number of days elapsed. For the purpose of calculating the commitment fee hereunder, the Commitment shall be deemed utilized by the amount of all outstanding revolving credit Advances. Accrued commitment fees shall be payable in arrears on each consecutive Quarterly Payment Date and on the Termination Date. In the event that the Borrower maintains, on average, collected balances of $5,000,000 or more for each period the unused commitment fee is charged, the fee shall be reduced from one half of one percent (.50%) per annum to one quarter of one percent (.25%) per annum. The Borrower acknowledges that it is not required to maintain any deposits as compensating balances with the Lender or as a condition precedent to the credit being made available hereunder.

III

Payments

3.1 Method of Payment. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made to the Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, not later than 11:00 A.M., Texas time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Lender the sums payable by the Borrower under this Agreement and the other Loan Documents to which such payment is to be applied (and in the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment to the Obligations in the order set forth in Section 3.2 of the Revolving Credit Note or in such order and manner as it may elect in its sole discretion). Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and commitment fee, as the case may be.

3.2 Voluntary Prepayment. The Borrower may prepay the Advances in whole at any time or from time to time in part without premium or penalty but with accrued interest to the date of prepayment on the amount so prepaid, provided that each partial prepayment shall be in the principal amount of $10,000.00 or an integral multiple thereof.

3.3 Mandatory Prepayment. If at any time the outstanding principal amount of the Advances exceeds the Borrowing Base, the Borrower shall, within five (5) days, prepay the outstanding Advances by the amount of the excess.

3.4 Computation of Interest. Interest on the Advances and all other amounts payable by the Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

3.5 Capital Adequacy. If after the date hereof, the Lender shall have determined that the adoption or implementation of any applicable law, rule, or regulation regarding capital adequacy (including, without limitation, any law, rule, or regulation implementing the Basle Accord), or any change therein, or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender (or its parent) with any guideline, request, or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other Governmental Authority (including, without limitation, any guideline or other requirement implementing the Basle Accord), has or would have the effect of reducing the rate of return on the Lender’s (or its parent’s) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which the Lender (or its parent) could have achieved but for such adoption, implementation, change, or compliance (taking into consideration the Lender’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within ten (10) Business Days after demand by the Lender, the Borrower shall pay to the Lender (or its parent) such additional amount or amounts as will compensate the Lender for such reduction. A certificate of the Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, the Lender may use any reasonable averaging and attribution methods.

IV

Security

4.1 Collateral. To secure full and complete payment and performance of the Obligations, the Borrower shall execute and deliver or cause to be executed and delivered the documents described below covering the property and collateral described in this Section 4.1 (which, together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”):

(a) The Borrower, Astrotech Space Operations, Inc. and SPACEHAB Government Services, Incorporated shall each grant to the Lender a first priority security interest in all of their accounts and all general intangibles related thereto, whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to the Security Agreement.

(b) The Borrower, Astrotech Space Operations, Inc. and SPACEHAB Government Services, Incorporated shall each execute and cause to be executed such further documents and instruments, including without limitation, lien and security interest releases and terminations, and Uniform Commercial Code financing statements, as the Lender, in its sole discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.

4.2 Setoff. If an Event of Default shall have occurred and be continuing, the Lender shall have the right to set off and apply against the Obligations in such manner as the Lender may determine, at any time and without notice to the Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from the Lender to the Borrower whether or not the Obligations are then due. As further security for the Obligations, the Borrower hereby grants to the Lender a security interest in all money, instruments, and other property of the Borrower now or hereafter held by the Lender, including, without limitation, property held in safekeeping. In addition to the Lender’s right of setoff and as further security for the Obligations, the Borrower hereby grants to the Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of the Borrower now or hereafter on deposit with or held by the Lender and all other sums at any time credited by or owing from the Lender to the Borrower. The rights and remedies of the Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Lender may have.

V

Conditions Precedent

5.1 Initial Extension of Credit. The obligation of the Lender to make the initial Advance is subject to the condition precedent that the Lender shall have received on or before the day of such Advance all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to the Lender:

(a) Resolutions. Resolutions of the Board of Directors of the Borrower and each of the Applicable Subsidiaries certified by the Secretary or an Assistant Secretary of the Borrower and each of the Applicable Subsidiaries which authorize the execution, delivery, and performance by the Borrower and each of the Applicable Subsidiaries of this Agreement and the other Loan Documents to which the Borrower and each of the Applicable Subsidiaries is or is to be a party;

(b) Incumbency Certificate. A certificate of incumbency certified by the Secretary or an Assistant Secretary of the Borrower and each of the Applicable Subsidiaries certifying the names of the officers of the Borrower and each of the Applicable Subsidiaries authorized to sign this Agreement and each of the other Loan Documents to which the Borrower and each of the Applicable Subsidiaries is or is to be a party (including the certificates contemplated herein) together with specimen signatures of such officers;

(c) Articles of Incorporation. The articles of incorporation of the Borrower and each of the Applicable Subsidiaries certified by the Secretary of the Borrower and each of the Applicable Subsidiaries and as of a date acceptable to the Lender;

(d) Bylaws. The bylaws of the Borrower and each of the Applicable Subsidiaries certified by the Secretary or an Assistant Secretary of the Borrower and each of the Applicable Subsidiaries;

(e) Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation of the Borrower and each of the Applicable Subsidiaries as to the existence and good standing of the Borrower and each of the Applicable Subsidiaries, each dated within ten (10) days prior to the date of the initial Advance;

(f) Note. The Revolving Credit Note executed by the Borrower;

(g) Security Agreement. A Security Agreement executed by the Borrower and each of the Applicable Subsidiaries;

(h) Intentionally Deleted.

(i) Insurance Policies. Copies of the insurance certificates relating to the insurance required by Section 7.5;

(j) UCC Search. The results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against the Borrower and Applicable Subsidiaries in the office of the Secretary of State of Texas, such search to be as of a date acceptable to the Lender;

(k) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 11.1, to the extent incurred, shall have been paid in full by the Borrower.

(l) Lock Box Agreement. Executed agreements establishing Lock Box arrangements with Lender for collection of accounts receivable payments.

5.2 All Extensions of Credit. The obligation of the Lender to make any Advance (including the initial Advance) is subject to the following additional conditions precedent:

(a) Request for Advance. The Lender shall have received in accordance with this Agreement, as the case may be, an Advance Request Form dated the date of such Advance and executed by an authorized officer of the Borrower;

(b) No Default. No Default shall have occurred and be continuing, or would result from such Advance;

(c) Representations and Warranties. All of the representations and warranties contained in Article VI hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance with the same force and effect as if such representations and warranties had been made on and as of such date; provided, however, judgments taken against the Borrower or any of its Subsidiaries after the date hereof which are individually in an amount under $25,000.00 or are discharged or stayed within the period provided in Section 10.1(g) hereof shall not constitute a breach of the representation and warranty contained in Section 6.5 hereof; and

(d) Additional Documentation. The Lender shall have received such additional approvals, opinions, or documents as the Lender or its legal counsel may reasonably request.

VI

Representations and Warranties

To induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender that:

6.1 Corporate Existence. The Borrower and each Subsidiary (a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. The Borrower and each Subsidiary have the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

6.2 Financial Statements. The Borrower has delivered to the Lender audited consolidated financial statements and/or projections of the Borrower and its Subsidiaries. Such financial statements are true and correct in all material respects, and such projections represent the Borrower’s fair estimate of future results, and have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of the Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of its Subsidiaries has any material (a) contingent liabilities; (b) liabilities for taxes; (c) unusual forward or long-term commitments; or (d) unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. There has been no Material Adverse Effect to the business and/or condition (financial or otherwise), operations, prospects, or properties of the Borrower and its Subsidiaries, taken as a whole, since the effective date of the most recent financial statements referred to in this Section.

6.3 Action; No Breach. The execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower or Subsidiary are or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite corporate action on the part of the Borrower or Subsidiary and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation or bylaws of the Borrower or any of the Subsidiaries, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which the Borrower or any of the Subsidiaries is a party or by which any of them or any of their property is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien (except as provided in Article IV) upon any of the revenues or assets of the Borrower or any Subsidiary.

6.4 Operation of Business. The Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and the Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing where such violation would reasonably be expected to have a Material Adverse Effect.

6.5 Litigation and Judgments. Except as disclosed on Schedule 6.5 hereto, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, that would, if adversely determined, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there are no outstanding judgments against the Borrower or any Subsidiary.

6.6 Rights in Properties; Liens. The Borrower and each Subsidiary have good and indefeasible title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets, and leasehold interests reflected in the financial statements described in Section 6.2, except for such defect in title as could not reasonably be expected to have a Material Adverse Effect, and none of the properties, assets, or leasehold interests of the Borrower or any Subsidiary is subject to any Lien, except as permitted by Section 8.2.

6.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which the Borrower or any Subsidiary is a party, when delivered, shall constitute legal, valid, and binding obligations of the Borrower and/or Subsidiary, enforceable against the Borrower and/or Subsidiary in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.

6.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower or Subsidiary is or may become a party or the validity or enforceability thereof.

6.9 Debt. As of the date hereof, the Borrower and its Subsidiaries have no Debt, except as disclosed on Schedule 6.9 hereto.

6.10 Taxes. The Borrower and each Subsidiary have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. The Borrower knows of no pending investigation of the Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of the Borrower or any Subsidiary that would, if assessed, have a Material Adverse Effect.

6.11 Use of Proceeds; Margin Securities. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

6.12 ERISA. The Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

6.13 Disclosure. No statement, information, report, representation, or warranty made by the Borrower in this Agreement or in any other Loan Document or furnished to the Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrower which has a Material Adverse Effect, or which might in the future reasonably be expected to have a Material Adverse Effect.

6.14 Subsidiaries. As of the date hereof, the Borrower has no Subsidiaries other than those listed on Schedule 6.14, which sets forth the jurisdiction of incorporation of each Subsidiary and the percentage of the Borrower’s ownership of the outstanding voting stock of each Subsidiary. All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid, and is nonassessable.

6.15 Agreements. Neither the Borrower nor any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

6.16 Compliance with Laws. Neither the Borrower nor any Subsidiary is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

6.17 Inventory. All inventory of the Borrower has been and will hereafter be produced in compliance with all applicable laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. §§ 201-219), and the regulations promulgated thereunder.

6.18 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.19 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.20 Environmental Matters. Except as disclosed on Schedule 6.20 hereto:

(a) The Borrower, each Subsidiary, and all of their respective properties, assets, and operations are in compliance in all material respects with all Environmental Laws. The Borrower is not aware of, nor has the Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Borrower and the Subsidiaries in all material respects with all Environmental Laws;

(b) The Borrower and each Subsidiary have obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and the Borrower and its Subsidiaries are in compliance in all material respects with all of the terms and conditions of such permits;

(c) Other than as may be used in the ordinary course of the Borrower’s business and in compliance in all material respects with all applicable Environmental Laws, no Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of the Borrower or any Subsidiary;

(d) Neither the Borrower nor any of its Subsidiaries nor any of their respective currently or previously owned or leased properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release which could reasonably be expected to have a Material Adverse Effect;

(e) There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Borrower or any of its Subsidiaries that could reasonably be expected to give rise to any material Environmental Liabilities;

(f) Neither the Borrower nor any of its Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state law. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable financial responsibility requirements of all Environmental Laws;

(g) Neither the Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting a Release except where doing so could not reasonably be expected to have a Material Adverse Effect; and

(h) No Lien arising under any Environmental Law has attached to any property or revenues of the Borrower or its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

VII

Affirmative Covenants

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will perform and observe the following positive covenants, unless the Lender shall otherwise consent in writing:

7.1 Reporting Requirements. The Borrower will furnish to the Lender:

(a) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending June 30, 2004, a copy of the annual audit report of the Borrower and the Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to the Lender, to the effect that such report has been prepared in accordance with GAAP;

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of the fiscal year of the Borrower, a copy of an unaudited financial report of the Borrower and the Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by an acceptable officer of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments and the absence of footnotes) the financial condition and results of operations of the Borrower and the Subsidiaries, on a consolidated and consolidating basis, at the date and for the periods indicated therein;

(c) Certificate of No Default. Concurrently with the delivery of each of the financial statements referred to in subsections 7.1(a) and 7.1(b), a certificate of an acceptable officer of the Borrower (i) stating that to the best of such officer’s knowledge, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with Article IX;

(d) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Borrower or any Subsidiary by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary;

(e) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, could reasonably be expected to have a Material Adverse Effect;

(f) Notice of Default. As soon as possible and in any event within five (5) days after the occurrence of each Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(g) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which the Borrower or any Subsidiary files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five (5) days after the Borrower or any Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of an acceptable officer of the Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that the Borrower proposes to take with respect thereto;

(h) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section;

(i) Notice of Material Adverse Change. As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of any matter that could reasonably be expected to have a Material Adverse Effect;

(j) Borrowing Base Report. As soon as available, and in any event within fifteen (15) days after the end of each calendar month in which amounts were outstanding under the Revolving Credit Note, a Borrowing Base Report, in a form acceptable to the Lender, certified by an acceptable officer of the Borrower;

(k) Proxy Statements, Etc. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders generally and one copy of each regular, periodic or special report, registration statement, or prospectus filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(l) Tax Returns. The Borrower shall provide to the Lender a copy of its annual income tax return within thirty (30) days of the date filed with the Internal

Revenue Service but in no event later than one hundred twenty (120) days after the end of each fiscal year (provided, however, if Borrower shall have duly filed for an extension of the filing deadline for such tax return, and promptly furnished evidence thereof to Lender, then such tax return shall be delivered to Lender on or before two hundred fifty-five (255) days after the end of such fiscal year); and

(m) General Information. Promptly, such other information concerning the Borrower or any Subsidiary as the Lender may from time to time reasonably request.

7.2 Maintenance of Existence; Conduct of Business. The Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. The Borrower will conduct, and will cause each Subsidiary to conduct, its business in an orderly and efficient manner in accordance with good business practices.

7.3 Maintenance of Properties. The Borrower will maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its material properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

7.4 Taxes and Claims. The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent, except when failure to do so is not reasonably likely to have a Material Adverse Effect, (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

7.5 Insurance. The Borrower will maintain, and will cause each of the Subsidiaries to maintain, insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by businesses engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and the Subsidiaries operate, provided that in any event the Borrower will maintain and cause each Subsidiary to maintain workmen’s compensation insurance, property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance reasonably satisfactory to the Lender.

7.6 Audit and Inspection Rights. At any reasonable time and from time to time, the Borrower will permit the Lender to conduct an audit of the Collateral and any other matters affecting the credit facility provided for in this Agreement, and will permit, and will cause each Subsidiary to permit, representatives of the Lender to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants.

7.7 Keeping Books and Records. The Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

7.8 Compliance with Laws. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

7.9 Compliance with Agreements. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business.

7.10 Further Assurances. The Borrower will, and will cause each Subsidiary to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by the Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Lender in the Collateral.

7.11 ERISA. The Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

7.12 Subordinated Indenture. The Borrower has provided the Lender with a true and correct copy of its outstanding subordinated debenture, that certain Indenture dated as of October 15, 1997, to First Union National Bank, Trustee. The Borrower has also provided to the Lender a sample copy of the form of each Security issued thereunder. The Borrower will not voluntarily redeem any of the Securities issued under the Indenture without the prior written approval of the Lender.

7.13 UCC-3 Termination Statements. Within 45 days of the date hereof, the Borrower shall cause to be terminated, and to be delivered to the Lender and its counsel evidence of termination of, the following financing statements: those in favor of Alenia Spazo Spa filed of record in Washington and Florida against the Borrower, and those filed of record in favor of Bank of America in Washington, Bank of America in Colorado against the Borrower, and that of Bank of America filed in Colorado against Johnson Engineering Corp.

VIII

Negative Covenants

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will perform and observe the following negative covenants, unless the Lender shall otherwise consent in writing:

8.1 Debt. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Debt, except:

(a) Debt to the Lender;

(b) Existing Debt described on Schedule 6.9 hereto (or any refinance thereof);

(c) Existing or Future Debt arising in connection with the Borrower’s acquisition of vehicles, inventory, or equipment acquired in the ordinary course of the Borrower’s business; and

(d) Debt incurred in connection with the Borrower’s ongoing operations, so long as, after giving effect to the existence of such Debt, no Default results.

8.2 Limitation on Liens. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except:

(a) Liens disclosed on Schedule 8.2 hereto;

(b) Liens in favor of the Lender;

(c) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(d) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

(e) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not overdue for a period of more than thirty (30) days and for which adequate reserves have been established and which are incurred in the ordinary course of business;

(f) Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business; and

(g) Liens securing Debt arising pursuant to Section 8.1(c).

8.3 Mergers, Etc. The Borrower will not, and will not permit any Subsidiary to, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate.

8.4 Restricted Payments. The Borrower will not declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its capital stock, or redeem, purchase, retire, or otherwise acquire any of its capital stock, or permit any of its Subsidiaries to purchase or otherwise acquire any capital stock of the Borrower or another Subsidiary, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its capital stock or for any redemption, purchase, retirement, or other acquisition of any of its capital stock.

8.5 Loans and Investments. The Borrower will not make, and will not permit any Subsidiary to make, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, or permit any Subsidiary to purchase, any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00;

(c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service;

(d) money market accounts or mutual funds investing primarily in items described in clauses (a) through (c) above;

(e) loans, investments, and advances in or to the Borrower or any Subsidiary;

(f) promissory notes or other investments received as a result of the authorized compromise or extension of payment on any accounts receivable; and

(g) investments each fiscal year of up to 20% of the Consolidated Tangible Net Worth of the Borrower as of June 30, 2004.

8.6 Intentionally Deleted.

8.7 Transactions With Affiliates. The Borrower will not enter into, and will not permit any Subsidiary to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

8.8 Disposition of Assets. The Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, or permit any Subsidiary to do so with any of its assets,

except (a) dispositions of inventory in the ordinary course of business, (b) dispositions of used and worn-out equipment and other assets, and (c) dispositions permitted by Section 8.9.

8.9 Sale and Leaseback. Except as listed on Schedule 8.9 hereto, the Borrower will not enter into, and will not permit any Subsidiary to enter into, any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

8.10 Prepayment of Debt. Other than prepayment of Debt with the proceeds of a refinancing of such Debt, the Borrower will not prepay, and will not permit any Subsidiary to prepay, any Debt, except the Obligations.

8.11 Nature of Business. The Borrower will not, and will not permit any Subsidiary to, engage in any business other than the businesses in which they are engaged as of the date hereof and business that is directly related to the outer space industry.

8.12 Environmental Protection. Except in the ordinary course, and in material compliance with applicable Environmental Laws, the Borrower will not, and will not permit any of its Subsidiaries to, (a) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any of its Subsidiaries would be responsible.

8.13 Accounting. The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Lender, or (b) in tax reporting treatment, except as required by law and disclosed to the Lender.

IX

Financial Covenants

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will observe and perform the financial covenants contained in Annex II attached hereto, unless the Lender shall otherwise consent in writing.

X

Default

10.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) The Borrower shall fail to pay when due the Obligations or any part thereof.

(b) Any representation or warranty made or deemed made by the Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

(c) The Borrower or any Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document, and such failure shall continue for thirty (30) days after notice from the Lender.

(d) The Borrower, any Subsidiary, or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

(e) An involuntary proceeding shall be commenced against the Borrower, any Subsidiary, or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

(f) The Borrower, any Subsidiary or any Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) against any of its assets or properties.

(g) A final judgment or judgments for the payment of money in excess of TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) in the aggregate shall be rendered by a court or courts against the Borrower, any of its Subsidiaries, or any Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower or the relevant Subsidiary or Obligated Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

(h) The Borrower, any Subsidiary, or any Obligated Party shall fail to pay when due principal of or interest on, in an amount in excess of $25,000, any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(i) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower, any Subsidiary, any Obligated Party or any of their respective shareholders, or the Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby.

(j) Any of the following events shall occur or exist with respect to the Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of the Lender subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00).

(k) Any Change in Control occurs.

(l) The Borrower, any of its Subsidiaries, or any Obligated Party, or any of their properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof.

10.2 Remedies Upon Default. If any Event of Default shall occur and be continuing, the Lender may without notice terminate the Commitment and declare the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default under Section 10.1(d) or Section 10.1(e), the Commitment shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower. If any Event of Default shall occur and be continuing, the Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

10.3 Performance by the Lender. If the Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, the Lender may perform or attempt to perform such covenant or agreement on behalf of the Borrower. In such event, the Borrower shall, at the request of the Lender, promptly pay any amount expended by the Lender in connection with such performance or attempted performance to the Lender, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Lender shall not have any liability or responsibility for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

XI

Miscellaneous

11.1 Expenses. The Borrower hereby agrees to pay on demand: (a) all costs and expenses of the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the fees and expenses of legal counsel for the Lender, (b) all costs and expenses of the Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel for the Lender, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other costs and expenses incurred by the Lender in connection with this Agreement or any other Loan Document, including, without limitation, all costs, expenses, and other charges incurred in connection with obtaining any mortgagee title insurance policy, survey, audit, or appraisal in respect of the Collateral.

11.2 INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY THE LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY THE BORROWER OF ANY REPRESENTATION, WARRANTY,

COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY, OR (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH PERSON (BUT NOT SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

11.3 Limitation of Liability. Neither the Lender nor any Affiliate, officer, director, employee, attorney, or agent of the Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Lender or any of the Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

11.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Lender shall have the right to act exclusively in the interest of the Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower or any of the Borrower’s shareholders or any other Person.

11.5 Lender Not Fiduciary. The relationship between the Borrower and the Lender is solely that of debtor and creditor, and the Lender has no fiduciary or other special relationship with the Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and the Lender to be other than that of debtor and creditor.

11.6 Equitable Relief. The Borrower recognizes that in the event the Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to the Lender. The Borrower therefore agrees that the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

11.7 No Waiver; Cumulative Remedies. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

11.8 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the Lender and the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

11.9 Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents and repayment of the Obligation, and no investigation by the Lender or any closing shall affect the representations and warranties or the right of the Lender to rely upon them.

11.10 ENTIRE AGREEMENT; AMENDMENT; WAIVERS. THIS AGREEMENT, THE NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement and the other Loan Documents to which the Borrower is a party may be amended or waived only by an instrument in writing signed by the parties hereto.

11.11 Maximum Interest Rate. No provision of this Agreement or any other Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event the Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Note; and, if the principal of the Note has been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower and the Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Note so that interest for the entire term does not exceed the Maximum Rate.

11.12 Notices. All notices and other communications provided for in this Agreement and the other Loan Documents to which the Borrower is a party shall be given in writing and made by telecopy or mailed by certified mail return receipt requested, or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof; or, as to any party at such other address as shall be designated by such party in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to mechanical confirmation of receipt, or when personally delivered or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid.

11.13 Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. Any action or proceeding against the Borrower under or in connection with any of the Loan Documents may be brought in any state or federal court in Harris County, Texas. The Borrower hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. The Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 11.12. Nothing herein or in any of the other Loan Documents shall affect the right of the Lender to serve process in any other manner permitted by law or shall limit the right of the Lender to bring any action or proceeding against the Borrower or with respect to any of its property in courts in other jurisdictions. Any action or proceeding by the Borrower against the Lender shall be brought only in a court located in Harris County, Texas.

11.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.15 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

11.16 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

11.17 Non-Application of Chapter 346 of Texas Finance Code. The provisions of Chapter 346 of the Texas Finance Code (or any other statutory equivalent) are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

11.18 Participations. Upon receipt of the Borrower’s approval, which approval shall not be unreasonably withheld or delayed, the Lender shall have the right at any time and from time to time to grant participations in the Note and any other Loan Documents. Each actual or proposed participant shall be entitled to receive all information received by the Lender regarding the Borrower and its Subsidiaries, including, without limitation, information required to be disclosed to a participant pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant is subject to the circular or not).

11.19 Construction. The Borrower and the Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrower and the Lender.

11.20 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

11.21 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

[Remainder of Page Intentionally Left Blank]

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

SPACEHAB, INCORPORATED

By:	/s/ Brian Harrington
Brian Harrington
Senior Vice President and Chief Financial Officer

Address for Notices:

12130 Highway 3, Building 1
Webster, Texas 77598
Fax No.: 713/558-5956
Telephone No.: 713/558-5126
Attention: Brian Harrington

Signature Page to Loan Agreement

LENDER:

FIRST AMERICAN BANK

By:	/s/ Vernon G. Facundo
Vernon G. Facundo
Assistant Vice President

Address for Notices:

First American Bank, SSB
2000 West Sam Houston Parkway South
Suite 600
Houston, Texas 77042

Fax No.: 713/954-2053
Telephone No.: 713/954-9562 ext. 102
Attention: Dave Martin

Signature Page to Loan Agreement

INDEX TO EXHIBITS

Exhibit	Description of Exhibit	Section

A	Revolving Credit Note	Definitions

B	Security Agreement	Definitions

INDEX TO SCHEDULES

Schedule	Description of Schedule	Section

6.5	Existing Litigation	6.5

6.9	Existing Debt	6.9 & 8.1

6.14	List of Subsidiaries	6.14

6.20	Environmental Matters	6.20

8.2	Existing Liens	8.2

8.9	Sale and Leaseback Transactions	8.8 and 8.9

INDEX TO ANNEXES

Annex	Description of Annex	Section

I	Definitions	1.1

II	Financial Covenants	Article IX

Indexes to Exhibits, Schedules and Annexes

SCHEDULE 6.5

EXISTING LITIGATION

1.	Contract Claim. In January 2004, Borrower filed a formal proceeding with NASA seeking indemnification under Borrower’s ReALMS contract in the amount of $87.7 million for the value of Borrower’s RDM and related equipment that was destroyed during the STS-107 Space Shuttle Columbia tragedy. NASA responded to this contract claim on October 5, 2004. NASA’s determination states that its liability is limited under the ReALMS contract to $8.0 million. Borrower received payment of $8.2 million, which included $0.2 million of interest, from NASA in October 2004. In January 2005, Borrower filed an appeal of NASA’s decision to deny its claim for indemnification in excess of $8.0 million with the Armed Services Board of Contract Appeals.

2.	Lloyd’s Complaint. In January 2004, Lloyd’s, Borrower’s insurer for the RDM, filed a complaint in the United States District Court for the Western District of Washington seeking the return of the $17.7 million Lloyd’s had paid to Borrower under the RDM insurance policy alleging that, among other things, (i) such proceeds were paid erroneously primarily due to the fact that NASA had not paid indemnification due to Borrower prior to the payment of the insurance proceeds, (ii) Borrower and its insurance broker misled Lloyd’s in issuing the policy, and (iii) Borrower has not cooperated with Lloyd’s in protecting Lloyd’s right of subrogation. In February 2004, Lloyd’s withdrew its complaint from the United States District Court and filed a similar complaint in Superior Court of the State of Washington. Borrower believes that Lloyd’s complaint is without merit and will continue to respond to the complaint accordingly.

3.	Tort Claim. On November 8, 2004, Borrower filed a second claim with NASA seeking damages of $79.7 million under the Federal Tort Claims Act for the loss of the RDM resulting from NASA’s alleged negligence leading to the destruction of the Space Shuttle Columbia and the loss of the RDM. Borrower’s claim represents its loss of $87.7 million less the $8.0 million recovered from NASA. Under federal tort claim procedures, NASA has statutory deadlines for responding to such claims. In the event that Borrower’s administrative claim is denied, Borrower would have the right to pursue the claim in Federal District Court.

Schedule 6.5

SCHEDULE 6.9

EXISTING DEBT

1.	Indebtedness outstanding pursuant to the Indenture referred to in Section 7.12 totaling $63,250,000.

2.	Indebtedness of Astrotech Florida Holdings, Inc. pursuant to that certain Credit Agreement dated as of August 30, 2001 with SouthTrust Bank, as lender (the “SouthTrust Indebtedness”).

3.	Guaranty obligations of Borrower and Astrotech Space Operations, Inc., in connection with the SouthTrust Indebtedness

Schedule 6.9

SCHEDULE 6.14

LIST OF SUBSIDIARIES

Percentage of Voting Stock

Name of Subsidiary	Jurisdiction of Incorporation	Owned by the Borrower
SPACEHAB Government Services, Incorporated	Colorado	100%
Space Media, Inc.	Delaware	82%
Space Store, LLC	Delaware	100% by Space Media, Inc.
SPACEHAB Acquisition Corporation	Delaware	100%
Space Station Enterprise, LLC	Delaware	100%
Enermedia, LLC	Delaware	100%
Johnson Engineering	Colorado	100%
Technologies Corporation Space Portal, Inc.	Delaware	100%
Astrotech Florida Holdings, Inc.	Florida	100%
Astrotech Space Operations, Inc.	Delaware	100%

Schedule 6.14

SCHEDULE 6.20

ENVIRONMENTAL MATTERS

None.

Schedule 6.20

SCHEDULE 8.2

EXISTING LIENS

Real and personal property Liens securing the indebtedness under that certain Credit Agreement dated as of August 30, 2001, between Astrotech Florida Holdings, Inc., as borrower, and SouthTrust Bank, as lender, as amended

Schedule 8.2

SCHEDULE 8.9

SALE AND LEASEBACK TRANSACTIONS

1.	Sale and leaseback of SPACEHAB Headquarters, consisting of a 90,987 square foot facility on 4.848 acres and approximately 3 acres of vacant land, located at 12130 Highway 3, Webster, Texas 77598 (the “Ellington Property”). Borrower does not currently own the Ellington Property, but may exercise an option to purchase. In the event of a sale and leaseback of the Ellington Property, Borrower estimates that it will sell the Ellington Property for $3,000,000 to $3,500,000, and lease the Ellington Property back for a 6 to 15 year term at a cost averaging $4.00 to $4.50 per square foot.

2.	Sale and leaseback of SPACEHAB Payload Processing Facility, consisting of an approximately 58,000 square foot building located at 620 Magellan Road, Cape Canaveral, Florida 32920 (the “Florida Facility”). In the event of a sale and leaseback of the Florida Facility, Borrower estimates that it will sell the Florida Facility for $4,700,000 to $4,900,000, and lease the Florida Facility back for a 6 to 10 year term at a cost averaging $7.50 to $8.00 per square foot.

Schedule 8.9

ANNEX I

DEFINITIONS

“Advance” means an advance of funds by the Lender to the Borrower pursuant to Article II.

“Advance Request Form” means a certificate, in a form approved by the Lender, properly completed and signed by the Borrower requesting an Advance.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) that directly or indirectly beneficially owns or holds five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Lender be deemed an Affiliate of the Borrower or any of its Subsidiaries.

“Applicable Rate” shall mean the sum of the Prime Rate in effect from day to day plus one percent (1.0%).

“Applicable Subsidiaries” shall mean SPACEHAB Government Services, Incorporated and Astrotech Space Operations, Inc.

“Borrowing Base” means, at any time, an amount equal to eighty percent (80%) of Eligible Accounts.

“Business Day” means any day on which commercial banks are authorized to conduct business or are not required to close in the State of Texas.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change in Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of Borrower entitled to vote

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for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis.

(b) a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired, by contract or otherwise, control over the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Collateral” has the meaning specified in Section 4.1.

“Commitment” means the obligation of the Lender to make revolving credit Advances pursuant to Section 2.1 in an aggregate principal amount at any time outstanding up to but not exceeding Five Million and No/100 Dollars ($5,000,000.00), subject, however, to termination pursuant to Section 10.2.

“Consolidated Current Assets” means, at any particular time, all amounts which, in conformity with GAAP, would be included as current assets on a consolidated balance sheet of the Borrower and the Subsidiaries.

“Consolidated Current Liabilities” means, at any particular time, all amounts which, in conformity with GAAP, would be included as current liabilities on a consolidated balance sheet of the Borrower and the Subsidiaries.

“Consolidated Tangible Net Worth” means, at any particular time, all amounts which, in conformity with GAAP, would be included as shareholders’ equity on a consolidated balance sheet of the Borrower and the Subsidiaries; provided, however, goodwill shall be excluded therefrom.

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“Debt” means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all Capital Lease Obligations of such Person, (e) all Debt or other obligations of others guaranteed by such Person, (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, and (h) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” means the Maximum Rate or, if no Maximum Rate exists, the sum of the Prime Rate in effect from day to day plus ten percent (10%).

“Dollars” and “$” mean lawful money of the United States of America.

“EBITDA” means, with respect to any period of its determination, the consolidated net income (excluding any extraordinary gains or losses) for such period, plus the interest expense and income taxes for such period, plus the depreciation and amortization for such period.

“Eligible Accounts” means, at any time, all accounts receivable of the Borrower, SPACEHAB Government Services, Incorporated, and Astrotech Space Operations, Inc. created in the ordinary course of business that are acceptable to the Lender in its sole discretion and satisfy the following conditions:

(a) The account complies with all applicable laws, rules, and regulations, including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z of the Board of Governors of the Federal Reserve System;

(b) The account has not been outstanding for more than sixty-one (61) days past the original due date of invoice;

(c) The account was created in connection with (i) the sale of goods by the Borrower in the ordinary course of business and such sale has been consummated and such goods have been shipped and delivered and received by the account debtor, or (ii) the performance of services by the Borrower in the ordinary course of business and such services have been completed and accepted by the account debtor;

(d) The account arises from an enforceable contract, the performance of which has been completed by the Borrower;

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(e) The account does not arise from the sale of any good that is on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis;

(f) The Borrower has good and indefeasible title to the account and the account is not subject to any Lien except Liens in favor of the Lender;

(g) The account does not arise out of a contract with or order from, an account debtor that, by its terms, prohibits or makes void or unenforceable the grant of a security interest by the Borrower to the Lender in and to such account;

(h) Except as permitted by Section 3.4 of the Security Agreement, the account is not subject to any setoff, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment; PROVIDED, HOWEVER, (i) to the extent that the Lender has been informed of the nature of any setoff and counterclaim, (ii) such setoff and counterclaim is noted in the Borrowing Base Report and (iii) the Lender has agreed to allow the same to be retained in the Borrowing Base, the account will constitute an Eligible Account;

(i) The account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs;

(j) The account is not evidenced by chattel paper or an instrument;

(k) No default exists under the account by any party thereto;

(l) The account debtor has not returned or refused to retain, or otherwise notified the Borrower of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the account arose;

(m) The account is not owed by an Affiliate of the Borrower;

(n) The account is payable in Dollars by the account debtor;

(o) The account shall be ineligible if the account debtor is domiciled in any country other than the United States of America;

(p) The account shall be ineligible if more than twenty-five percent (25%) of the aggregate balances then outstanding on accounts owed by such account debtor and its Affiliates to the Borrower are more than ninety (90) days past due from the dates of their original invoices;

(q) The account shall be ineligible if the account debtor is the United States of America or any department, agency, or instrumentality thereof, and the Assignment of Claims Act of 1940, as amended, shall not have been complied with; and

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The amount of the Eligible Accounts owed by an account debtor to the Borrower shall be reduced by the amount of all “contra accounts” and other obligations owed by the Borrower to such account debtor.

“Environmental Laws” means any and all federal, state, and local laws, regulations, and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as such laws, regulations, and requirements may be amended or supplemented from time to time.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

“Event of Default” has the meaning specified in Section 10.1.

“Fixed Charge Coverage Ratio” means (a) the result of (i) EBITDA minus (ii) income taxes paid in cash divided by (b) the sum of (i) current maturities of long term Debt, plus (ii) current interest expense, plus (iii) capital expenditures to the extent not financed with any debt.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are

Annex I - 5

comparable in all material respects to those accounting principles applied in a preceding period.

“Governmental Authority” means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Lien” means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Loan Documents” means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

“Lock Box Agreement” means any of the Lock Box Agreements between Borrower, SPACHAB Government Services, Incorporated, or Astrotech Space Operations, Inc., and Lender establishing arrangements with Lender for collection of accounts receivable payments.

“Material Adverse Effect” means any act, event, condition or circumstance which could materially and adversely effect (i) the business, operations, condition (financial or otherwise), prospects, liabilities, assets, results of operations, capitalization, liquidity or properties of Borrower, Subsidiaries or any Obligated Party, taken as a whole; (ii) the value of the Collateral; or (iii) the ability of Borrower to pay and perform the Note or the other Obligations.

“Maximum Rate” means, at any time, the maximum rate of interest under applicable law that the Lender may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Rate. For purposes of determining the Maximum Rate under Texas law, the applicable rate ceiling shall be the indicated rate ceiling described in, and computed in accordance with, Chapter 303 of the Texas Finance Code.

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“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Note” means, collectively, all promissory notes executed at any time by the Borrower and payable to the order of the Lender; as renewed, extended, modified and/or increased from time to time.

“Obligated Party” means any guarantor or any other Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.

“Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Lender, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities of the Borrower under this Agreement, the Note, and the other Loan Documents, and all interest accruing thereon and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“Payment Date” means the 11th day of each month of each year, the first of which shall be the first such day after the date of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

“Plan” means any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Prime Rate” means the prime rate quoted from time to time in the Money Rates section of The Wall Street Journal, Southwest Edition and if two (2) or more rates are quoted the highest rate quoted. Effective the day a published Wall Street Journal reflects a change in that prime rate, and without notice to the Borrower or any other party, the Applicable Rate on the Note shall likewise change. In the event The Wall Street Journal dissolves, liquidates or otherwise ceases to publish or announce a prime rate, the then holder of the Note shall designate a bank having its principal banking location in New York City, New York, whose base or prime rate, from and after the effective date of such designation, shall be the Prime Rate for purposes hereof.

“Principal Office” means the principal office of the Lender, presently located at 2000 West Sam Houston Parkway South, Suite 600, Houston, Texas 77042.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

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“Quarterly Payment Date” means May 11, 2005 and the same day of each August, November and February thereafter that the Commitment is outstanding.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Revolving Credit Note” means the promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A hereto, and all extensions, renewals, and modifications thereof.

“RICO” means the Racketeer Influenced and Corrupt Organizations Act of 1970, as amended from time to time.

“Secured Debt Leverage Ratio” means, at any particular time, the ratio of Debt secured by liens to Consolidated Tangible Net Worth.

“Security Agreement” means any of the Security Agreements of the Borrower, Astrotech Space Operations, Inc. and SPACEHAB Government Services, Incorporated in favor of the Lender in substantially the form of Exhibit B hereto, as the same may be amended, supplemented, or modified.

“Subordinated Debt” means obligations of the Borrower subject to the Indenture described in Section 7.12 hereof.

“Subsidiary” means any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of the Subsidiaries or by the Borrower and one or more of the Subsidiaries.

“Termination Date” means 11:00 A.M. Houston, Texas time one (1) year from the date hereof, or such earlier date on which the Commitment terminates as provided in this Agreement.

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“UCC” means the Uniform Commercial Code as in effect in the State of Texas.

Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

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ANNEX II

FINANCIAL COVENANTS

1. Consolidated Tangible Net Worth.

(a) Subject to paragraph (b) hereunder, the Borrower shall at all times maintain Consolidated Tangible Net Worth in an amount not less than Fifteen Million and No/100 Dollars ($15,000,000.00) (the “Required Amount”).

(b) If on either the date of determination or the date any Advance is to be made hereunder the Consolidated Tangible Net Worth shall be less than the Required Amount, then: (i) the Borrower shall, pursuant to documentation in form and substance reasonably satisfactory to the Lender, within three (3) business days pledge to the Lender cash or deposit accounts (the “Cash Collateral”) in an amount equal to the lesser of (A) the revolving credit Advances at such time outstanding and (B) the difference, as most recently calculated, between Consolidated Tangible Net Worth and the Required Amount; and (ii) the Lender shall not be required to make additional revolving credit Advances to the Borrower unless after giving effect to such additional Advances the Borrower shall be in compliance with the requirements of clause (b)(i) above.

The amount of Cash Collateral required to be pledged shall be adjusted from time to time to reflect changes in the amount of revolving credit Advances outstanding and in the amount of Consolidated Tangible Net Worth. If on any date of determination the amount of Cash Collateral pledged as of such date is greater than the amount required to be so pledged pursuant to the above calculations, the Lender shall release such excess amount from the pledge.

2. Secured Debt Leverage Ratio. The Borrower will at all times maintain a Secured Debt Leverage Ratio of not greater than .75 to 1.0.

3. Fixed Charge Coverage Ratio. The Borrower will at all times maintain a Fixed Charge Coverage Ratio of not less than 1.2 to 1.0, calculated on a trailing four (4) quarterly basis.

Annex II - 1